EXHIBIT 99.1

NEWS RELEASE


          BIOPHAN EXECUTES DEFINITIVE AGREEMENTS WITH BOSTON SCIENTIFIC

             AGREEMENTS INCLUDE INITIAL AND ANNUAL LICENSING FEES, MILESTONE PAYMENTS, ROYALTIES AND EQUITY INVESTMENT IN BIOPHAN

ROCHESTER, N.Y.--(BUSINESS WIRE)--June 30, 2005--Biophan Technologies, Inc. (OTCBB:BIPH - News), a developer of next-generation biomedical technology, today announced it has reached a definitive agreement with Boston Scientific Corporation (NYSE: BSX) on an equity investment and technology license. The equity transaction consists of the purchase of Biophan common stock totaling $5 million, priced at a 10% premium over the average of the closing price for the 30 calendar-day period prior to the closing. The technology license includes an upfront payment of $750,000 and annual maintenance fees, in addition to royalties and milestone payments. The balance of the financial details were not disclosed. Funding under both agreements is expected to occur following confirmation of paperwork related to our recent acquisitions.

The license agreement covers multiple patents related to Magnetic Resonance Imaging (MRI) safety and image compatibility, and includes both exclusive and non-exclusive product categories. Biophan is a leader in the development of nanotechnology and other technology solutions that make surgical tools and implantable medical devices safe and image-compatible for use in MRI systems.

"We are very pleased to be providing Boston Scientific with access to our technology solutions," said Michael Weiner, CEO of Biophan. "They are a bold innovator in the medical device sector and were the first major device company to take a serious interest in our technology solutions. Biophan's proprietary technology solutions may have applications across several Boston Scientific product lines."

Biophan had signed a multi-phase term sheet for a joint development agreement with Boston Scientific in November of 2003, covering Biophan's unique MRI-safe and MRI-image compatible technology.

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"In the two years during which we have been working with Boston Scientific, we have expanded the size of our overall IP portfolio nearly threefold, from 54 to 140 U.S. issued and pending patents, and nearly 46 international patents and applications," said Mr. Weiner. "We have also expanded our technology base internally and via acquisitions."

About Biophan Technologies

Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and image compatible with the magnetic resonance imaging
(MRI) environment. The Company develops enabling technologies for implanted medical systems such as pacemakers and interventional surgical devices such as catheters, guidewires, stents, and other implants to allow them to be safely and effectively imaged under MRI. The technology is also being used to create MRI contrast agents, and has expanded to include other applications, such as drug delivery and power systems derived from body heat. Four Biophan technologies include advances in nanotechnology and thin film coatings. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 140 U.S. patents, licenses, or applications. This total includes 38 issued U.S. patents, 9 recently-allowed applications that will issue as patents in the near future, and 93 pending applications at various stages of examination at the U.S. Patent and Trademark Office, plus international applications. The patents cover areas including nanotechnology (nanomagnetic particle coatings), radio frequency filters, polymer composites, thermoelectric materials for batteries generating power from body heat, and photonics. Biophan has joint development arrangements with Boston Scientific (NYSE: BSX - News) and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. For more information, please visit www.biophan.com.


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Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     or
     Press Interviews:
     Jennifer Gould, 212-843-8037